Exhibit 10.2

Capstone 72, Inc.

1440 Rockside Rd Suite 118 Rockside Plaza

Parma, OH 44134

(828) 724-6873

April 8, 2026

Re: Independent Director Offer Letter – Mr. Nicholas Costaras

Dear Mr. Nicholas Costaras:

Capstone 72, Inc., a company incorporated in the State of Ohio (the “Company” or “we”), is pleased to offer you a position as an Independent Director of the Company. We believe your background and experience will be a significant asset to the Company and we look forward to your participation as an Independent Director in the Company. Should you choose to accept this position as an Independent Director, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

Your appointment shall also be subject to the approval of the Company’s Board of Directors and/or Nomination and Compensation Committees and shall begin on the date on which the Company’s securities are first listed for trading on the Nasdaq Capital Market (the “Commencement Date”).

1.	Term. This Agreement is effective as of the Commencement Date and shall continue for a term of one (1) year from such date, subject to renewal by the Board and the provisions of Section 19 (Termination and Resignation) below or until your successor is duly elected and qualified. The position shall be up for re-appointment every year by the board of the Directors of the Company (the “Board”) and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2.	Services. You shall render services as an Independent Director of the Company, including serving as Chair of the Nomination & Corporate Governance Committee and as a member of the Compensation Committee (collectively, the “Duties”). In addition, you shall lead and coordinate regular Board meetings, including setting agendas, facilitating discussions, and driving governance execution and Board-level decision-making alignment with the Company’s strategic objectives. You shall also provide strategic governance input and coordination with management and Board members as reasonably requested in connection with the Company’s growth, development initiatives, and organizational structure.

3.	Capacity of Service. Nicholas Costaras shall act solely in his capacity as a director of the Company in performing his duties under this Agreement, and nothing in this Agreement shall create any fiduciary duty or obligation beyond those imposed by applicable law on directors.

4.	Conflict of Interest Disclosure; Board Approval. The Company acknowledges that Nicholas Costaras is the sole member and managing attorney of Costaras Law, LLC, which may provide legal services to the Company pursuant to separate engagement agreements.

The Board of Directors (excluding Nicholas Costaras) has reviewed this relationship and determined that it does not impair his independence as a director and that any engagement of Costaras Law, LLC is fair to the Company and in the best interests of the Company and its shareholders.

Nicholas Costaras has recused himself from any deliberations or votes relating to the approval of this Agreement or any engagement of Costaras Law, LLC. The Company shall make any disclosures required under applicable securities laws, stock exchange rules, or corporate governance standards.

The Company further acknowledges that Costaras Law, LLC has been engaged pursuant to a separate Legal Services Agreement for ongoing advisory, trustee-related, and strategic services, and that such engagement has been reviewed and approved by the independent members of the Board.

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5.	Board Authorization. The Company represents that the Board of Directors, excluding Nicholas Costaras, has approved this Agreement in accordance with the Company’s governance procedures and applicable securities laws.

6.	Regulatory Disclosure Responsibility. The Company shall be solely responsible for making any disclosures required under applicable securities laws, stock exchange listing standards, or corporate governance rules relating to this Agreement or Nicholas Costaras’ service as a director. Nicholas Costaras shall not be liable for any failure by the Company to make such disclosures unless such failure results from information knowingly withheld by him.

7.	Securities Law Responsibility. Nicholas Costaras shall not be responsible for the preparation, accuracy, or completeness of the Company’s filings with the Securities and Exchange Commission or any securities exchange unless he expressly assumes responsibility for such filing in writing.

8.	Reliance on Company and Committee Information. Nicholas Costaras shall be entitled to rely in good faith upon information, reports, opinions, financial statements, and other data provided by officers or employees of the Company, legal counsel, accountants, investment bankers, or other professional advisors whom he reasonably believes to be reliable and competent. Such reliance shall satisfy the standard of care required of directors under applicable law, and Nicholas Costaras shall have no obligation to independently investigate or verify such information.

9.	Good Faith Standard. Nicholas Costaras shall not be liable for any action taken or omitted in good faith and in a manner he reasonably believes to be in the best interests of the Company.

10.	Compensation. As compensation for your services to the Company, you will receive total annual compensation with an aggregate value of $75,000 USD for each calendar year of service under this Agreement, structured as follows:

a.	Cash Compensation. The Company shall pay you $37,500 USD in cash per year, payable in twelve (12) equal monthly installments of $3,125.00 USD. Each monthly installment shall be paid within five (5) days after the end of the applicable month during which services were provided.

b.	Equity Compensation. The Company shall grant you $37,500 USD in equity of the Company per year, payable in twelve (12) equal monthly installments valued at $3,125.00 USD per month, issued in the form of shares of the Company’s preferred stock (or equivalent equity securities).

Each monthly equity installment shall be issued within five (5) days after the end of the applicable month during which services were provided and shall be valued based on the fair market value of the Company’s shares on the date of issuance, in accordance with applicable securities laws and the Company’s equity issuance policies.

In the event of any stock split, reverse split, recapitalization, merger, consolidation, or other capital structure adjustment, the number of shares issuable hereunder shall be equitably adjusted to preserve the intended economic value of the Equity Compensation.

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c.	Commencement of Compensation. The compensation described above shall begin accruing on the Commencement Date and shall continue for the duration of your service under this Agreement unless terminated pursuant to Section 19 (Termination and Resignation).

d.	Equity Issuance Protection. If the Company fails to issue the equity compensation described herein within the required time period, the Company shall pay the equivalent value in cash within ten (10) business days, based on the fair market value of such equity on the date such equity was required to be issued.

11.	Directors & Officers Insurance. During the entire term of this Agreement and for a period of at least six (6) years thereafter with respect to acts occurring during the term, the Company shall maintain a Directors and Officers liability insurance policy covering you in your capacity as an Independent Director. Such policy shall provide coverage on terms and limits that are no less favorable than those provided to other members of the Board of Directors and senior officers of the Company. The Company shall not materially reduce such coverage during your service without the prior written consent of the Board. The Company shall maintain Directors and Officers liability insurance with limits of not less than US $5,000,000 in the aggregate, or such higher limits as are maintained for other members of the Board. The Company shall provide Nicholas Costaras with written evidence of such coverage upon request.

12.	Indemnification and Advancement of Expenses. The Company shall indemnify and hold Nicholas Costaras harmless, to the fullest extent permitted by applicable law, from and against any and all claims, demands, actions, proceedings, investigations, damages, losses, liabilities, judgments, fines, settlements, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to his service as a director of the Company, except to the extent resulting from his gross negligence, willful misconduct, or acts prohibited by applicable law.

The Company shall advance all reasonable legal fees and expenses incurred by Nicholas Costaras in connection with any claim, investigation, or proceeding arising from his service as a director promptly upon written request and prior to the final disposition of such matter, to the fullest extent permitted by law. Any such advancement shall be made within thirty (30) days after receipt of such request.

The rights to indemnification, advancement of expenses, and insurance coverage provided under this Agreement shall survive termination of this Agreement and the cessation of Nicholas Costaras’ service as a director, and shall be in addition to, and not exclusive of, any rights available under the Company’s articles of incorporation, bylaws, applicable law, or any other agreement.

The Company’s obligations under this provision shall constitute contractual obligations of the Company and shall survive any merger, consolidation, reorganization, or insolvency of the Company to the fullest extent permitted by law.

13.	Selection of Counsel. Nicholas Costaras shall have the right to select independent legal counsel of his choosing in connection with any matter for which indemnification or advancement of expenses is sought under this Agreement.

14.	No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

15.	Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.	Definition. For purposes of this Agreement the term “Confidential Information” means:

i.	any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged;

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ii.	any information which is related to the business of the Company and is generally not known by non-Company personnel; and

iii.	Confidential Information includes, without limitation, trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b.	Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.	any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.	information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.	information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.	Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the earliest of the Company’s demand, termination of this Agreement, or your termination or Resignation (as defined in Section 19 (Termination and Resignation) herein).

d.	Confidentiality. You agree that you will hold in trust and confidence all Confidential

Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

e.	Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

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16.	Non-Competition. Nothing in this Agreement shall restrict Nicholas Costaras from engaging in the practice of law or from serving as a director, advisor, or consultant to other companies, provided that such activities do not involve the misuse of the Company’s confidential information.

17.	Corporate Opportunity Waiver. The Company acknowledges that Nicholas Costaras may engage in other professional, legal, and business activities. The Company hereby waives any claim that such activities constitute a corporate opportunity of the Company, provided that such activities do not involve the misuse of the Company’s confidential information.

18.	Non-Solicitation. During the term of your appointment and for a period of 12 months following termination of this Agreement for whatever reason, you shall not directly or indirectly solicit for employment any individual who was an employee of the Company during your tenure.

19.	Termination and Resignation. Your service as an Independent Director may be terminated at any time, with or without cause, by action of the Board. Your service shall automatically terminate if you become legally disqualified from serving as a director or are adjudicated to be of unsound mind. You may resign from your position at any time by providing written notice to the Company (a “Resignation”), which shall be effective on the date specified in such notice or, if no date is specified, upon the Company’s receipt of such notice. Upon the effective date of termination or Resignation, your right to future compensation under this Agreement shall cease; provided, however, that the Company shall remain obligated to:

a.	pay all cash compensation accrued through the effective date of termination or Resignation;

b.	issue all equity compensation earned but not yet issued as of such date; and

c.	reimburse all approved expenses properly incurred prior to such date.

If Nicholas Costaras is removed from the Board without cause, the Company shall remain obligated to pay all remaining unpaid cash compensation and issue all remaining equity compensation for the balance of the then-current annual term.

For the avoidance of doubt, no termination or removal shall affect the Company’s obligation to pay or issue any compensation earned prior to the effective date of such termination or removal.

20.	Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any dispute arising out of or relating to this Agreement shall be resolved through binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration shall take place in Cleveland, Ohio, before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

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21.	Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

22.	Limitation of Director Liability. To the fullest extent permitted by applicable law, Nicholas Costaras shall not be personally liable to the Company, its shareholders, creditors, or any other person for monetary damages, debts, obligations, or liabilities arising from his service as a director, except for liability resulting from gross negligence, willful misconduct, or acts prohibited by law.

23.	Not an Employment Agreement. This Agreement is not an employment agreement, and shall not be construed or interpreted to create any right for you to continue employment with the Company.

24.	Survival. The provisions relating to indemnification, limitation of liability, advancement of expenses, confidentiality, and regulatory disclosure responsibility shall survive the termination of this Agreement and the cessation of Nicholas Costaras’ service as a director.

25.	Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of Directors of the Company of any questions arising under this Agreement.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Capstone 72, Inc.	AGREED AND ACCEPTED:

Bonnie Wu
Director and Chief Executive Officer	Nicholas Costaras

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